JON D. SAWYER, P.C.
                               ATTORNEYS AT LAW
JON D. SAWYER             1401 17th Street, Suite 460         (303) 295-2355
JAMES P. BECK                Denver, Colorado 80202       FAX (303) 295-2370

                         October 18, 1996


Meteor Industries, Inc.
216 Sixteenth Street, Suite 730
Denver, Colorado  80202

     Re:  SEC Registration Statement on Form S-1

Ladies and Gentlemen:

     We are counsel for Meteor Industries, Inc., a Colorado corporation (the "Company") in connection with its proposed public offering under the Securities Act of 1933, as amended, of 600,000 shares of Common Stock (690,000 shares if the over-allotment option is exercised in full) and 600,000 Redeemable Warrants (690,000 Redeemable Warrants if the over-allotment option is exercised in full) through a Registration Statement on Form S-1 as to which this opinion is a part, to be filed with the Securities and Exchange Commission (the "Commission").

     In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies identified to our satisfaction of the following:

     (1) Articles of Incorporation of the Company as filed with the Secretary of State of the State of Colorado, as amended.

     (2) Minute book containing the written deliberations and resolutions of the Board of Directors and Shareholders of the Company.

     (3) The Registration Statement and the Preliminary Prospectus contained within the Registration Statement.

     (4) The other exhibits to the Registration Statement to be filed with the Commission.

     We have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as we have deemed necessary or appropriate under the circumstances.

     Based upon the foregoing and in reliance thereon, it is our opinion that:
(i) 690,000 shares of Common Stock, $.001 par value, (ii) the 690,000 Redeema-ble Warrants; (iii) the 690,000 shares of Common Stock, $.001 par value, is-suable upon exercise of the Redeemable Warrants; (iv) the Underwriter's War-rants to purchase 60,000 shares of Common Stock and 60,000 Non-Callable War-rants; (v) the Underwriter's Non-Callable Warrants to purchase up to 60,000 shares of Common Stock; and (vi) the 120,000 shares of Common Stock, $.001 par value, issuable upon the exercise of the Underwriter's Warrants and the Underwriter's Non-Callable Warrants, will upon the purchase, receipt of full payment, issuance and delivery in accordance with the terms of the offering described in such Registration Statement, be duly and validly authorized, legally issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus constituting a part thereof.

                                  Very truly yours,

                                  JON D. SAWYER, P.C.

                                  By
                                    /s/ Jon D. Sawyer
                                    Jon D. Sawyer